EX-99.1

TBS International Reaches Agreement with Banks on Payment Deferral

DUBLIN, IRELAND — October 1, 2010 —

TBS International plc (NASDAQ: TBSI) announced today that, with the agreement of the requisite lenders under its various financing facilities, it is not making the principal payments due on its financing facilities for the period from September 30, 2010 through November 14, 2010 and that its lender groups will forbear during this 45-day period from exercising their rights and remedies which arise from the Company’s failure to make principal payments when due.  During this 45-day period, the Company and its various lender groups will attempt to negotiate amendments to the various financing facilities that will change the current payment schedules and cure any existing defaults, and TBS believes that appropriate amendments to its various financing facilities will be executed prior to the expiration of the deferral.  The Company will continue to pay interest on its financing facilities at the default interest rate during this period.

Joseph E. Royce, Chairman, Chief Executive Officer and President, commented: “The continued weakness in the Baltic Dry Index , or BDI, the industry indicator for spot dry bulk freight rates, during the third quarter has caused the Company and our lenders to consider the desirability of stretching out the scheduled amortization of principal under our various financing facilities.  This 45-day forbearance agreement provides us all with the time we need to revise the existing amortization schedules in our various agreements.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer, commented: “TBS remains in a solid financial condition, but has concluded that it is prudent to conserve cash by extending the amortization periods for our various financing facilities. During this 45-day period, we will continue to operate our business as usual, to pay all of our vendors and to pay interest on our debt. We are confident that with the amendments we are discussing with our lenders we will continue to pay all of our lenders, vendors and other creditors in full.”

Conference call:

The Company’s management will host a conference call to discuss these developments at 11:00 a.m. EDT on Friday, October 1, 2010.

Conference call details: Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-866-202-3048 (from the US) or 1-617-213-8843 (International Dial In). Participant Passcode: 12690726.

Replay: A telephonic replay of the conference call will be available from 2:00 p.m. EDT on Friday, October 1, 2010 until Friday, October 8, 2010 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 95474127.  A replay of the webcast will be available soon after the completion of the call.

Forward-Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations.

Included among the factors that, in the company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•                  changes in demand for the company’s services, which are increasingly difficult to predict due to economic conditions and uncertainty;

•                  the effect of a decline in vessel valuations;

•                  the company’s ability to maintain financial ratios and satisfy financial covenants required by its credit facilities, as amended;

•                  the company’s ability to finance its operations and raise additional capital on commercially reasonable terms or at all;

•                  changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•                  actions taken by regulatory authorities;

•                  changes in trading patterns, which may significantly affect overall vessel tonnage requirements;

•                  changes in the typical seasonal variations in charter rates;

•                  volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;

•                  default by financial counterparties;

•                  a material decline or weakness in shipping rates, which may occur if the economic recovery is not sustainable;

•                  changes in general domestic and international political conditions;

•                  changes in the condition of the company’s vessels or applicable maintenance or regulatory standards which may affect, among other things, the company’s anticipated drydocking or maintenance and repair costs;

•                  increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;

•                  China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining multipurpose tweendeckers on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

•                  the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from the company’s jurisdiction of incorporation;

•                  Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and

•                  other factors that are described in the “Risk Factors” sections of the company’s reports filed with the Securities and Exchange Commission.

About TBS International plc:

TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers.  Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management.  The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage.  TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.  Visit our website at www.tbsship.com.

For more information, please contact:

Company Contact:

Ferdinand V. Lepere

Senior Executive Vice President and Chief Financial Officer

TBS International Limited

Tel. 914-961-1000

InvestorRequest@tbsship.com